Exhibit (h)(53)

AMENDMENT PARTICIPATION AGREEMENT

Effective May 1, 2013, The Participation Agreement (the “Agreement”), dated November 14, 2011, as amended, by and among TIAA-CREF Life Insurance Company (“Company”), T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price Investment Services, Inc. (collectively, the “Parties”) is hereby amended as follows:

WHEREAS, the Parties desire to amend the Agreement to include provisions for the Fund to distribute the prospectuses of the Portfolios within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the Parties desire to set out the roles and responsibilities for complying with Rule 498,

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

ARTICLE III. Prospectuses, Statements of Additional Information and Proxy Statements; Voting Section 3.7 of the Agreement is hereby added as follows:

3.7 Summary Prospectus

3.7(a) For purposes of the Agreement, (i) the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the 1933 Act, as amended (“Rule 498”) and (ii) the term “prospectus” shall collectively include the Fund’s current Summary Prospectus and the Fund’s current Statutory Prospectus including any updates/amendments thereto. The term “Fund Documents” shall mean those documents prepared by the Fund that, pursuant to Rule 498(e)(1) or any successor rule, must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Fund Documents include without limitation the Fund’s current Summary Prospectus, current Statutory Prospectus, current Statement of Additional Information (“SAl”), most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act and amendments/updates to any of the foregoing.

3.7(b) The Fund and the Underwriter represent and warrant that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Web site (“Fund Documents Web Site”) maintained by the Fund or its agent where Contract owners and prospective Contract owners may access the Fund Documents will comply in all material respects with the requirements of Rule 498 or any successor rule applicable to the Fund. The Fund and the Underwriter represent and warrant that the url indicated on each Summary Prospectus will lead Contract owners to the Fund Documents Web Site used for hosting Summary Prospectuses and that the Fund Documents Web Site will host the current Fund Documents required to be posted in compliance with Rule 498 or any successor rule. The Fund will notify the Company within a reasonable period of time of any non-routine unavailability of the Fund Documents Web Site, whether for maintenance, disaster recovery or in response to attempted or actual security breaches by others provided that such non-routine unavailability lasts greater than 24 hours. The Fund represents that it has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of applicable law at its sole cost and expense.

3.7(c) The Fund and the Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund Documents that may be made directly to the Fund, its Underwriter or one of their affiliates.

3.7(d) The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund documents made directly to the Company or one of its affiliates.

3.7(e) The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Fund and the Underwriter may provide web links or urls to the Company for use with Company’s electronic delivery of Fund Documents or on the Company’s website. The Company will be solely responsible for the maintenance of such web links. The Underwriter shall provide the Company with as many copies of the Fund Documents including without limitation the Fund’s current prospectus as the Company may reasonably request for use with Contract owners. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for Contract owners to be at the Fund’s or Underwriter’s expense). The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 or any successor rule.

3.7(f) If at any point the Fund determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Fund must provide the Company with at least sixty (60) days’ advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus, and to reprint any bound volume referred to in Section 4.8(a) above. The Fund or the Underwriter will bear the proportional cost associated with reprinting and rebinding any bound volume referred to in Section 4.8(a) above due to (i) the Fund’s decision to no longer use a Summary Prospectus or (ii) any material Fund event such as a merger or liquidation that would require updating under applicable law. After the termination of any notice period provided to the Company pursuant to this subsection, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Agreement and Rule 498 or any successor rule for a minimum of 90 days, in order to comply with Rule 498(e)(1) or any successor rule.

3.7(g) The Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner. The Fund will provide the Company with as much notice as is reasonably practicable of any material change to the Fund Documents, particularly any change resulting in a change to the registration statement or prospectus for any Portfolio used by an Account, in order to enable the Company to fulfill its obligations under this Agreement and applicable law. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties at least one complete copy of all Fund Documents that relate to the Fund or its Shares no later than the date that such document is filed with the SEC. The Fund or Underwriter shall provide the Company with at least ten (10) Business Days advance written notice that a new version of a Fund Document will become available. To the extent permitted by applicable law, the Fund or Underwriter shall provide the Company with reasonable advance written notice that a supplement will become available, provided, however, that such notice shall be reasonable in the circumstances. The Fund or Underwriter shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties, any supplement to any Fund Document no later than five (5) Business Days prior to the date that such supplement is filed with the SEC. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties Fund profiles, proxy statements, sales literature and other promotional materials, applications for exemptions, and requests for no-action letters promptly after the filing of such document(s) with the SEC or other regulatory authorities.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

4. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TIAA-CREF INSURANCE COMPANY

By its authorized officer

By:	/s/ Kevin Tiernan
Title:	VP, Ins & Annuity Ops
Date:	March 27, 2013

T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

By:	/s/ Fran Pollack Matz
Title:	Vice President
Date:	3/20/2013

T. ROWE PRICE FIXED INCOME SERIES, INC.

By its authorized officer

By:	/s/ David Oestreicher
Title:	Vice President
Date:	3/20/2013